Exhibit 4.2

PREFERRED STOCK	PREFERRED STOCK
CUSIP 044103505
SEE REVERSE FOR CERTAIN DEFINITIONS AND RESTRICTIONS
ASHFORD HOSPITALITY TRUST, INC.
THIS CERTIFIES THAT
is the owner of
FULLY PAID AND NONASSESSABLE SHARES OF 9.000% SERIES E CUMULATIVE PREFERRED STOCK, LIQUIDATION PREFERENCE $25.00 PER SHARE, $.01 PAR VALUE PER SHARE, OF
ASHFORD HOSPITALITY TRUST, INC.
(the “Corporation”), transferable on the books of the Corporation by the registered holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the charter of the Corporation (the “Charter”) and the Bylaws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Registrar.
Dated:

Secretary	President
Countersigned and Registered:
Computershare Trust Company, N.A.
Transfer Agent And Registrar
ASHFORD HOSPITALITY TRUST, INC.
MARYLAND

ASHFORD HOSPITALITY TRUST, INC.
     The Corporation is authorized to issue Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share.
     The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-as tenants in common	UNIF GIFT MIN ACT-	______ Custodian ______
TEN ENT	-as tenants by the entireties		(Cust)	(Minor)
JT TEN	-as joint tenants with right of survivorship		under Uniform Gifts to Minors
	and not as tenants in common		Act of ________________
(State)

Additional abbreviations may also be used though not in the above list.
For Value Received, ______________ hereby sell, assign and transfer unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Zip Code, of Assignee)

Shares of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer

the said stock on the books of the within named Corporation with full power of substitution in the premises.
Dated:

X

X

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

     The shares of Capital Stock represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer primarily for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) with respect to any class or series of shares of Capital Stock other than Common Stock, no Person may Beneficially Own or Constructively Own more than 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of such stock of the Corporation (collectively, (i) and (ii) are referred to herein as the “Ownership Limit”), unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own shares of Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code, would cause either the Corporation to be considered to constructively own after application of the constructive ownership rules of Section 856(d)(5) of the Code an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 856(c) of the Code or Ashford Hospitality Limited Partnership (or any successor thereto) to be considered to constructively own after application of the constructive ownership rules of Section 856(d)(5) of the Code, as modified by the rules of Section 7704(d) of the Code, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code for purposes of applying Section 7704(d) of the Code, or otherwise would cause the Corporation to fail to qualify as a REIT under the Code; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in shares of Capital Stock of the Corporation being owned by fewer than 100 Persons. An “Excepted Holder” means a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit (except as otherwise provided in the Charter of the Corporation) of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own shares of Capital Stock in violation of the Transfer restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares of Capital Stock. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.
     The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.